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                                                                   EXHIBIT 10.32

ALCAN

Alcan Inc.                                                          [ALCAN LOGO]

1188, rue Sherbrooke Quest   Address postal:             Tel. : (514) 848-8000
Montreal (Quebec) H3A 3G2    C.P. 6090                   Telec. : (514) 848-8115
Canada                       Montreal (Quebec) H3C 3A7   www.alcan.com
                             Canada

                       CONFIDENTIAL PERSONAL INFORMATION

December 16, 2004

Mr. Brian Sturgell
1 Summer Island Lane
Kiawah Island, SC 29455
U.S.A.

Dear Brian,

I am very pleased to confirm your appointment as President and Chief Executive Officer of Novelis. This is a truly exciting opportunity, possibly a once in a lifetime opportunity, to lead and create a brand new company. We all wish you and your team the greatest of success in this endeavor and are looking forward to seeing you achieve that.

This letter addresses the specific terms and conditions of your offer recognizing that in conjunction with the Novelis Board, some of these may be modified as you begin to better align terms and conditions with the needs of Novelis.

POSITION TITLE
I am pleased to confirm the title of President and Chief Executive Officer, Novelis Inc.

EMPLOYMENT DATE
Your appointment in this role will commence immediately following the spin off of Novelis. We continue to believe that this will occur on schedule around year-end.

RECOGNITION OF ALCAN SERVICE
Novelis will recognize Alcan and predecessor company service for the purposes of eligibility and accrual of Novelis benefits.

BASE SALARY
Your base salary will be US$985,000.00 This salary recommendation was arrived at following a review by Towers Perrin of similar positions in similar sized organizations and has been approved by the Human Resources Committee of the Board of Directors.

EXECUTIVE PERFORMANCE AWARD 2004
Your participation in the 2004 Alcan Executive Performance Award plan will continue uninterrupted to year-end at your existing Alcan job grade and will be paid in the same timeframe and manner as you have experienced in the past.

EXECUTIVE PERFORMANCE AWARD 2005
Novelis will institute a short-term incentive program for the 2005 plan year conceptually similar to the existing Alcan plan. It is possible that the financial metrics will be adjusted to better fit the new business. The target guideline for your job grade 59 is 100%.
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TOTAL SHAREHOLDER RETURN (TSR) PERFORMANCE PLAN
Your participation in the Alcan TSR program will be terminated at the date of spin-off. Your accrued entitlement in this plan (Cycle 1 & Cycle 2) will be converted into Novelis Restricted Stock Units the day after the spin-off. These will become fully vested on 1 October 2005 for cycle 1 and 1 October 2006 for cycle 2.

STOCK OPTIONS
Your current Alcan share options will be converted to Novelis share options at the time of spin-off so that the intrinsic value of your current Alcan stock options as at the spin-off date is preserved. All outstanding options will be converted and those that are vested will continue to be vested. Any that are unvested will vest in 4 equal installments on the anniversary of the spin date on each of the next four years.

As you are aware, Novelis will introduce a Long Term Incentive Program, the details of which will require the approval of its Board of Directors, in which you will be entitled to participate to a level determined by the Novelis Board.

Alcan options vest based upon performance of Alcan stock with the performance goals established to reflect Alcan's stock past performance. Novelis being a new company has no past performance and therefore performance vesting is not possible.

U.S. DEFERRED COMPENSATION PLAN
Alcan will maintain your deferred compensation account (if any) which will continue to be subject to the elections that you have made previously. There are no plans to create a deferred compensation plan within Novelis at the point of the spin-off.

CHANGE IN CONTROL AGREEMENT
Your Change in Control agreement with Alcan will be cancelled at the date of spin-off and be replaced by a Novelis agreement with similar terms and provisions.

BENEFIT PLANS
Your participation in the Alcan retirement and health and welfare benefit plans will continue up to the point of the spin-off. Novelis will adopt plans with provisions for the most part similar to those currently in effect within Alcan.

MISCELLANEOUS PLANS
Participation in other plans (e.g. Flexperks, Auto, and Executive Physical Exams) will continue as they exist today.

PENSION
Your participation in the Alcan Pension Plan for Officers (APPO) will terminate at the date of spin-off. Novelis will adopt a plan, the Novelis Pension Plan for Officers (NPPO), with provisions for the most part, identical to those of the APPO. Your benefits accrued under the APPO will be transferred to the NPPO which shall recognize your service and earnings as officer with Alcan.

Your membership in the Alcancorp Pension Plan (ACPP) will be maintained and the plan will be amended in 2005 to recognize service with Novelis for the transferred employees. Following this period it is anticipated that Novelis will provide a replacement plan that provides in the aggregate broadly equivalent benefits.

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Please sign this offer and return it to me at your earliest convenience.

I wish the very best of success in your challenging and exciting new role.




Yours truly,



/s/ Travis
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Travis




Accepted by /s/ Brian Sturgell                    date
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